SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for use of the Commission only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14 a-11(c) or ss. 240.14a-12

                         STANLEY FURNITURE COMPANY, INC.
                (Name of Registrant as Specified In Its Charter)

 ...............................................................................
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]    No fee required.
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
       (1)    Title of each class of securities to which transaction applies:

              .................................................................
       (2)    Aggregate number of securities to which transaction applies:

              .................................................................
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(Set forth the amount on which the filing fee was calculated and state how it was determined):

              .................................................................
       (4)    Proposed maximum aggregate value of transaction:

              .................................................................
       (5)    Total fee paid:

              .................................................................
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)    Amount Previously Paid:
            .......................................
     (2)    Form, Schedule or Registration Statement No.:
            .......................................
     (3)    Filing Party:
            .......................................
     (4)    Date Filed:
            .........................................

                         Stanley Furniture Company, Inc.
                          1641 Fairystone Park Highway
                           Stanleytown, Virginia 24168



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            To be held April 30, 1998

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Stanley Furniture Company, Inc. (the "Company") will be held at the Company's corporate headquarters, 1641 Fairystone Park Highway, Stanleytown, Virginia, on Thursday, April 30, 1998, at 11:00 A.M., for the following purposes:

                  (1) To elect two directors to serve a three-year term on the Company's Board of Directors;

                  (2) To approve a proposal, previously approved by the Company's Board of Directors, to amend the Company's Certificate of Incorporation to require unanimous written consent for stockholder action taken without a meeting;

                  (3) To approve a proposal, previously approved by the Company's Board of Directors, to amend the Company's Certificate of Incorporation to increase the percentage of shares of common stock required to approve mergers and certain other corporate transactions to two-thirds of the shares of common stock then outstanding;

                  (4) To ratify the selection of Coopers & Lybrand L.L.P. as the independent public accountants for the Company for 1998; and

                  (5) To transact such other business as may properly be brought before the meeting or any adjournment thereof.

         The stockholders of record of the Company's common stock at the close of business on March 12, 1998 are entitled to notice of and to vote at this Annual Meeting or any adjournment thereof.

         Even if you plan to attend the meeting in person, we request that you mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that your shares may be certain of being represented and voted at the meeting. Any proxy given by a stockholder may be revoked by that stockholder at any time prior to the voting of the proxy.

                                  By Order of the Board of Directors,

                                  Douglas I. Payne
                                  Secretary

March 19, 1998

                         Stanley Furniture Company, Inc.
                          1641 Fairystone Park Highway
                           Stanleytown, Virginia 24168

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                 April 30, 1998


         The enclosed proxy is solicited by and on behalf of the Board of Directors of Stanley Furniture Company, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on Thursday, April 30, 1998, at 11:00 A.M., at the Company's corporate headquarters, 1641 Fairystone Park Highway, Stanleytown, Virginia, and any adjournment thereof. The matters to be considered and acted upon at such meeting are described in the foregoing notice of the meeting and this proxy statement. This proxy statement and the related form of proxy are being mailed on or about March 19, 1998 to all holders of record of the Company's common stock, $.02 par value (the "Common Stock") on March 12, 1998. Shares of the Common Stock represented in person or by proxy will be voted as hereinafter described or as otherwise specified by the stockholder. Any proxy given by a stockholder may be revoked by the stockholder at any time prior to the voting of the proxy by delivering a written notice to the Secretary of the Company, by executing and delivering a later-dated proxy or by attending the meeting and voting in person.

         The cost of preparing, assembling and mailing the proxy, this proxy statement, and other material enclosed, and all clerical and other expenses of solicitations will be borne by the Company. In addition to the solicitation of proxies by use of the mails, directors, officers and employees of the Company may solicit proxies by telephone, telegram or personal interview. The Company also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such parties and will reimburse such parties for their expenses in forwarding soliciting material.


                                  VOTING RIGHTS

         On March 12, 1998 there were 3,439,280 shares of Common Stock outstanding and entitled to vote.


                              ELECTION OF DIRECTORS

         The Board of Directors of the Company presently consists of five directors who are divided into three classes with staggered terms. The term of Mr. Edward J. Mack expires at the time of the 1998 Annual Meeting of Stockholders. The Company proposes the reelection of Mr. Mack for a three-year term expiring at the time of the 2001 Annual Meeting. Before the 1998 Annual Meeting of Stockholders, Mr. C. Hunter Boll will resign from the Board of Directors. The Board of Directors has nominated Thomas L. Millner to serve as director for a three-year term expiring at the time of the 2001 Annual Meeting.

         The shares represented by proxies will be voted as specified by the stockholder. If the stockholder does not specify his choice, the shares will be voted in favor of the election of the nominees listed on the proxy card, except that in the event any nominee should not continue to be available for election, such proxies will be voted for the election of such other person as the Board of Directors may recommend. As of the date of this proxy statement, the Board of Directors has no reason to believe that any nominee named below will be unable or unwilling to serve.

Nominees for Election for Three-Year Term Ending 2001

         Edward J. Mack, 82, has been a Director of the Company since January 17, 1989. From 1948 to 1981, Mr. Mack served in various capacities with
Burlington Industries, Inc., including director and Executive Vice President with responsibility for Burlington's furniture operations. He has been an independent consultant, primarily with Burlington Industries, Inc., and President of Global Business Services, LTD, an international trading company, for more than five years.

         Thomas L. Millner, 44, has been President and Chief Operating Officer of Remington Arms Company, Inc., a manufacturer of sporting good products for the hunting, shooting sports and fishing markets, since May 1994 and a director of Remington and RACI Holding, Inc., Remington's parent, since June 1994. From 1987 to May 1994, Mr. Millner served as Chief Executive Officer and President of The Pilliod Cabinet Company. From 1984 to 1987, Mr. Millner served as General Manager of the Armstrong Furniture Division of Thomasville Furniture Industries. From 1977 to 1984, Mr. Millner served in various sales and sales management positions with Thomasville Furniture Industries and Broyhill Furniture Industries.

Directors Whose Terms Do Not Expire this Year

         David V. Harkins, 57, has been a Director of the Company since September 1988 and his present term will expire in 2000. Mr. Harkins is a Senior Managing Director of the Thomas H. Lee Company (the "Lee Company"), a sole proprietorship engaged in acquiring or making controlling investments in established operating companies. Mr. Harkins is also Senior Vice President and a Trustee of Thomas H. Lee Advisors I, Inc., a Massachusetts business trust ("THL Advisors I") which is responsible for the identification of investments made by the ML-Lee Acquisition Fund, L.P. (the "Lee Fund"). Mr. Harkins is also a Senior Vice President of T. H. Lee Mezzanine II ("Mezzanine II"), which is the general partner of Thomas H. Lee Advisors II, L.P., a Delaware limited partnership ("THL Advisors II"), which is responsible for the identification of investments made by the ML-Lee Acquisition Fund II, L.P. and the ML-Lee Acquisition Fund II (Retirement Accounts), L.P., both Delaware limited partnerships (together the "Lee Fund II"). THL Advisors I and THL Advisors II also perform managerial functions for the Lee Fund and Lee Fund II, respectively, of the type usually carried out by an investment advisor to a business development company. Mr. Harkins is a director and Chairman of the Board of National Dentex Corporation and also a director of First Alert, Inc. and HomeSide Lending, Inc.

         T. Scott McIlhenny, Jr., 50, has been a Director of the Company since April 1997 and his present term will expire in 1999. Mr. McIlhenny has been Executive Vice President of The Village Companies of Chapel Hill, Inc., a media and communications company, since October 1996. From 1995 to October 1996, Mr. McIlhenny served as managing principal of Red Rock Terrace Investment Partners. From 1988 to 1995, Mr. McIlhenny served in various capacities with Cahners Publishing Company ("Cahners"), including Group Vice President and General Manager for Cahners Business Newspapers. From 1981 to 1988, Mr. McIlhenny served in various capacities with Communications/Today, LTD. (acquired by Cahners in 1988), the publisher of Furniture/Today, including Senior Vice President, Group Publisher.

         Albert L. Prillaman, 52, has been a Director of the Company since March 1986 and his present term will expire in 2000. Mr. Prillaman has been Chief Executive Officer and President of the Company since December 1985 and Chairman of the Board of Directors since September 1988. Prior thereto, Mr. Prillaman had served as a Vice President of the Company and President of the Stanley Furniture division of the Company's predecessor since 1983, and in various executive and other capacities with the Stanley Furniture division of the predecessors of the Company since 1969. Mr. Prillaman is a director of MainStreet BankGroup Incorporated and First Alert, Inc.

                MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

         The Company has an Audit Committee, presently consisting of Messrs. Boll, Mack and McIlhenny, which is charged with evaluating accounting and control procedures and practices of the Company and reporting on such to the Board of Directors. The Audit Committee also serves as direct liaison with the Company's independent public accountants and recommends the selection or discharge of such accountants.
The Audit Committee met twice in 1997.

         The Company has a Compensation Committee, presently consisting of Messrs. Harkins, Boll, Mack and McIlhenny, which makes recommendations concerning salaries and incentive compensation for officers and employees of the Company. The Compensation Committee also administers the Company's 1992 and 1994 Stock Option Plans and has authority to grant options under such plans to officers and key employees and to determine the terms of such options in accordance with such plans. The Compensation Committee also administers the Company's Executive Loan Plan. The Compensation Committee met twice during 1997.

         The full Board of Directors met six times during 1997. Each incumbent director, other than Mr. Boll, attended or acted upon at least 75% of the total 1997 board meetings and committee meetings held during periods that he was a member of the Board or such committees.

         Mr. McIlhenny and Mr. Mack each receives compensation for serving as a director at the rate of $15,000 per year. None of the other directors received any separate compensation for serving in that capacity during 1997.


                            NOMINATIONS FOR DIRECTOR

         The Company's Bylaws provide that a stockholder entitled to vote in the election of directors may nominate one or more persons for election as a director only if advance written notice is given. Written notice of such stockholder's intent to make such nomination must be received by the Secretary of the Company or deposited in the U.S. mail, postage prepaid, to the Secretary of the Company not later than 120 days in advance of the anniversary date of the Company's proxy statement for the previous year's Annual Meeting. Any stockholder wishing to nominate one or more persons as director must submit the following information in writing: (i) the name and address of the stockholder who intends to make the nomination; (ii) a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which any nomination is to be made by the stockholder; (iv) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated by the Board of Directors; and (v) the consent of each proposed nominee to serve as a director of the Company if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

         By requiring advance notice of stockholder nominations, this Bylaw affords the Board of Directors the opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform stockholders about such qualifications. The Bylaw does not give the Board of Directors any power to approve or disapprove a stockholder's nomination for election of directors. However, it may have the effect of precluding a contest for the election if its procedures are not followed, and therefore may discourage or deter a stockholder from conducting a solicitation of proxies to elect such stockholder's own slate of directors.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         The Securities Exchange Act of 1934 requires the Company's executive officers and directors, and any persons owning more than 10% of the Common Stock, to file certain reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on its review of the copies of the Forms 3, 4 and 5 received by it, and written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that all executive officers, directors and 10% stockholders complied with such filing requirements, except that Joe G. Bost, Vice President-Product Development and Merchandising-Upholstery until April 1997, filed a late report with respect to one purchase transaction.


                       COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

         The following table sets forth, for the years ended December 31, 1997, 1996 and 1995, the annual and long-term compensation for services in all capacities to the Company of those persons who at December 31, 1997 were the Company's Chief Executive Officer and the next four most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 for the year ended December 31, 1997 (collectively, the "Named Executive Officers").

                                            SUMMARY COMPENSATION TABLE



                                                                                             Long-Term
                                                      Annual Compensation                   Compensation
                                               ------------------------------------------   ------------
                                                                                             Securities
                                                                             Other Annual    Underlying        All Other
  Name and Principal Position     Year         Salary         Bonus          Compensation    Options (#)     Compensation (1)
  ---------------------------     ----         ------         -----          ------------    -----------     ----------------
ALBERT L. PRILLAMAN               1997        $350,040       $350,000         $298,570 (2)         ---            $25,380
Chairman, President and Chief     1996         310,000        298,000          319,514 (2)         ---             25,406
Executive Officer...............  1995         310,000         94,990          169,646 (2)         ---             22,331

C. WILLIAM CUBBERLEY, JR.         1997        $215,016       $129,000           $1,396             ---             $3,200
Senior Vice President - Sales and 1996         205,008        143,000            1,412             ---              3,000
Marketing.......................  1995         195,000         44,814            1,426          15,000                ---

BOBBY I. HODGES                   1997        $175,008       $105,000           $3,995             ---             $3,200
Senior Vice President -           1996         160,008         85,000            3,408             ---              3,000
Manufacturing...................  1995         149,100         19,151            2,908          15,000                ---

DOUGLAS I. PAYNE
Senior Vice President - Finance   1997        $150,012        $90,000             $122             ---             $3,362
and Administration,               1996         136,008         70,000              173          10,000              2,939
Treasurer and Secretary.........  1995         126,000         13,406              218          15,000                ---

WILLIAM A. SIBBICK
Vice President - Product          1997        $136,008        $60,000             $444             ---             $3,557
Development and Merchandising -   1996         136,008         57,500              479             ---              2,939
Dining Room and Occasional (3)..  1995         126,000         13,406              414          12,500                ---
------------

(1) All Other Compensation listed for Mr. Prillaman reflects premiums paid by the Company in connection with a split-dollar life insurance agreement and premiums paid on a term life insurance policy. The 1997 and 1996 amounts include employer contributions to the Company's 401(k) Plan for each of Messrs. Prillaman, Cubberley, Hodges, Payne and Sibbick.
(2) Includes forgiveness of interest and principal, and payroll taxes paid by the Company, with respect to the loan under the Executive Loan Plan for Mr. Prillaman of $283,837, $302,704 and $156,049 for 1997, 1996 and 1995,
     respectively. See "Certain Relationships and Related Transactions".
(3) Mr. Sibbick became Senior Vice President-Sales in December 1997.

Option Grants In Last Fiscal Year

         No individual grants of stock options were made during the year ended December 31, 1997 to the Named Executive Officers.

Option Value Table

         The following table sets forth information concerning the number and value of unexercised options for each of the Named Executive Officers as of December 31, 1997.

                                            1997 YEAR END OPTION VALUES

                                               Number of Securities Underlying
                                                     Unexercised Options                Value of Unexercised In-the-Money
             Name                                   at Fiscal Year End (#)               Options at Fiscal Year End ($)(1)
             ----                                  ------------------------             ----------------------------------
                                             Exercisable           Unexercisable        Exercisable          Unexercisable
Albert L. Prillaman...........                 197,445                 42,765            $3,568,897             $764,432
C. William Cubberley, Jr......                  43,998                 14,000               802,211              257,750
Bobby I. Hodges...............                  43,364                 13,659               791,979              251,651
Douglas I. Payne..............                  31,920                 16,423               558,162              262,811
William A. Sibbick............                  22,003                  8,500               403,433              158,188
-----------

(1) In-the-Money Options are those for which the December 31, 1997 fair market value of the underlying shares of Common Stock (as determined by the closing price on The Nasdaq Stock Market) exceeds the exercise price of the option.

Employment Agreements

         Mr. Prillaman has an employment agreement with the Company that provides that he has the duties of President, Chief Executive Officer and Chairman of the Board of Directors of the Company at a base salary, which was initially $275,000 per year, subject to annual upward adjustment by the Board. Mr. Prillaman is also entitled to a graduated bonus amount up to a maximum of 80% of his then current base salary, contingent upon the achievement of certain threshold profit objectives to be determined by the Board at the beginning of each year. The agreement is automatically extended for an additional one year term at the end of each year unless either party to the agreement gives notice on or before November 1 of any year that the agreement will not be extended. In the event of such notice, employment terminates as of December 31 of the year in which such notice is given. If the Company gives such notice, Mr. Prillaman is entitled to severance pay during the two years following termination in an amount equal to his base salary plus the average of bonuses paid for the three fiscal years preceding the year in which notice of termination is given. Mr. Prillaman is entitled to receive the total severance pay in a single payment in the event a change in control (as defined in the agreement) occurs. During the two years after such a change of control, Mr. Prillaman is entitled to terminate his employment with the Company and receive such severance pay in a single payment. The agreement provides that Mr. Prillaman will not compete with the Company for two years after termination of the employment agreement, except that this non-competition covenant does not apply if: (i) Mr. Prillaman terminates his employment within two years after a change of control or (ii) Mr. Prillaman voluntarily terminates his employment and the Company does not elect to pay severance to Mr. Prillaman.

         In addition,  the Company had entered into an employment agreement with
C. William Cubberley, Jr., who served as Senior Vice President-Sales and Marketing of the Company until December 31, 1997. This agreement was on similar terms as discussed above with respect to Mr. Prillaman, except that Mr. Cubberley served as a Senior Vice President, his base salary was at least $170,000, and he was entitled to receive a graduated bonus amount up to a maximum of 60% of his base salary in effect from time to time. Mr. Cubberley is currently serving as a sales representative for the Company pursuant to an agreement which provides that if there is a change in control (as defined in the agreement) and the Company elects to terminate the agreement, he is entitled to receive a lump sum amount equal to $20,000 per month (his base commission under the agreement) from the date of termination to December 31, 1999 (calculated on a daily basis).

         In addition, the Company has entered into an employment agreement with Douglas I. Payne, Senior Vice President - Finance and Administration, Treasurer and Secretary of the Company, on similar terms as those discussed above with respect to Mr. Prillaman, except that Mr. Payne serves as Senior Vice President Finance and Administration, Treasurer and Secretary, his base salary is at least $136,000, and he is entitled to receive a potential annual bonus of $50,000, subject to upward adjustment.

         In connection with the employment agreement with Mr. Prillaman, the Company has entered into a split-dollar life insurance agreement under which the Company has agreed to pay premiums with respect to a life insurance policy for Mr. Prillaman until the cash surrender value of the policy and all paid up additions are sufficient to repay the Company all premiums and other amounts paid by it and to maintain the policy's death benefit at a level no less than the policy's initial face amount without further premium payments. At such time, Mr. Prillaman is obligated to repay such premiums to the Company. Mr. Prillaman has executed a collateral assignment of his policy in favor of the Company to secure repayment to the Company of the premiums paid on such policy. The initial face amount of the policy for Mr. Prillaman is $1 million. During the year ended December 31, 1997 the Company paid $21,316, in premiums for the policy of Mr. Prillaman.

Defined Benefit Pension Plans

         The Company maintains a qualified defined benefit pension plan for all its eligible employees, The Stanley Retirement Plan, and also maintains a nonqualified, unfunded supplemental retirement plan for certain of its employees. Effective on December 31, 1995, future benefit accruals under both plans were curtailed. Although participants continue their participation in both plans, additional benefits do not accrue. The accrued monthly benefit under The Stanley Retirement Plan, assuming retirement at age 65, for each of the Named Executive Officers through December 31, 1995, was: Albert L. Prillaman, $5,244;
C. William Cubberley, Jr., $1,598; Bobby I. Hodges, $3,787; Douglas I. Payne, $993; and William A. Sibbick, $515. The accrued monthly benefit under the supplemental retirement plan, assuming retirement at age 65, for each of the Named Executive Officers through December 31, 1995, was: Albert L. Prillaman, $8,838; C. William Cubberley, Jr., $1,145; Bobby I. Hodges, $1,857; Douglas I. Payne, $591; and William A. Sibbick, $0.


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

Executive Compensation Philosophy

         Under the supervision of the Committee, the Company has developed and implemented executive compensation policies, plans, and programs that seek to enhance the profitability and value of the Company. The primary objective is to align closely the financial interests of the Company's executives with those of its stockholders. The Committee believes that equity ownership by management is beneficial in conforming management and stockholder interests in the enhancement of stockholder value.

         The Committee's philosophy is to integrate management pay with the achievement of both annual and long-term financial performance goals. The compensation package for each officer is designed to recognize individual initiative and achievement. In establishing compensation, the Committee incorporates a number of factors to promote both long and short-term performance of the Company. These factors include earnings, market share growth, cost control efforts, balance sheet strength and organizational developments. The compensation for individual executives is based on both corporate and individual goals, with varying weight being given to such factors for particular executives. The Committee does not make compensation comparisons with the companies that are used for the performance graph that follows this report.

         The Committee believes that the Company's overall executive compensation package should enable the Company to obtain and retain the services of top executives. The Company operates with a small team of top executives who are given significant and extensive responsibilities. These executives' duties encompass both overall strategic policy of the Company and direct day-to-day activity in sales, customer communications, product development, marketing, manufacturing and other similar activities. The compensation package is intended to reflect these broad responsibilities.

         The compensation currently paid by the Company is not subject to certain Internal Revenue Code provisions that may limit the income tax deductibility to the Company of certain forms of compensation paid to its Named Executive Officers in excess of $1 million per year. These provisions allow full deductibility of certain types of performance-based compensation. The Company's stock loan agreement with Mr. Prillaman has been structured to preserve deductibility for compensation that may be generated under that agreement. If these limitations should become of broader applicability to the Company, the Committee will consider modifications to the Company's compensation practices, to the extent practicable, to provide the maximum deductibility for compensation payments.

         The Company's compensation package for its executive officers consists of base salary, annual performance-based incentive compensation, stock option grants, retirement benefits and, for certain executive officers, other benefits.

Base Salary

         The Committee sets base salary at the minimum level deemed sufficient to attract and retain qualified executives. By restricting the role of base salary in the compensation package, more of an executive's compensation can be paid in the form of incentives that encourage and reward performance. The base salaries of individual executives are set in light of the responsibilities of the position held and the experience of the individual, with a recognition of the Company's requirements for the top executives to perform many varied tasks.

Annual Incentives

         The Company's annual incentive compensation program, the Executive Incentive Compensation Plan (the "Incentive Plan"), is for corporate officers and key employees who can directly influence the Company's financial results. The employees who participate in the Incentive Plan are selected at the beginning of each fiscal year. Awards under the Incentive Plan are based on the achievement of corporate objectives that are established annually in conjunction with adoption of the Company's budget for the next year. At that time, the Committee sets corporate objectives for the coming year. For 1997, the performance measure was the Company's earnings before interest and taxes ("EBIT"). No bonus would be paid if an EBIT threshold was not met and the bonus would be increased for performance above the threshold up to a maximum award on a per employee basis.

         The maximum awards for participating employees under the Incentive Plan are recommended by management of the Company subject to approval by the Committee. An award is a set percentage of either the employee's base salary or a fixed amount. The maximum incentives were paid for 1997 based on the Company's EBIT performance.

Long-Term Incentives

         The Company maintains the Stanley Furniture Company, Inc. 1994 Stock Option Plan and the Stanley Furniture Company, Inc. 1992 Stock Option Plan (the "Option Plans") to provide employees with options to acquire Common Stock. All options under the Option Plans must be granted at an option exercise price of 100% of the stock's fair market value on the date of grant.

         In 1997, option grants were made to officers and key employees under the Option Plan; however, no grants were made to the Named Executive Officers.

Other Compensation

         The Company also has a Supplemental Retirement Plan covering designated employees and former employees of the Company, including some executive officers. See "Compensation of Executive Officers - Defined Benefit Pension Plans."

Chief Executive Officer Compensation

         Mr. Prillaman has an employment agreement with the Company that is described under "Compensation of Executive Officers - Employment Agreements." For 1997, Mr. Prillaman's base salary was increased by 13%. This was the first increase for Mr. Prillaman since 1993. The Committee determined that the increase was appropriate given the substantial improvements in the Company's performance over that period and the length of time since the last increase.

         A major portion of Mr. Prillaman's compensation is contingent on the Company's performance. In 1997, Mr. Prillaman participated in the Incentive Plan with the same corporate objectives and performance measures as other corporate officers. The Committee set Mr. Prillaman's potential bonus for 1997 at 100% of his base salary. The Committee believes that this bonus level was appropriate because Mr. Prillaman's leadership continues to be a key component in the Company's performance and because his base compensation had not been increased since 1993. For 1997, Mr. Prillaman received the same percentage of the allowable bonus as the other corporate officers.

         Mr. Prillaman participates in the Supplemental Retirement Plan. In addition, the Company has entered into a split-dollar life insurance agreement with Mr. Prillaman. See "Compensation of Executive Officers - Employment Agreements."

         Mr. Prillaman has received stock option awards under the Option Plans but did not receive an award in 1997. Mr. Prillaman has also received a Company loan to purchase Common Stock. Pursuant to this loan under the Executive Loan Plan, the accrued interest plus one third of the principal amount is forgiven by the Company each December 31 if Mr. Prillaman is still employed by the Company on that date. The Committee believes that it is important for Mr. Prillaman as CEO to have a meaningful stock interest in the Company to create additional incentives to maximize stockholder value.

         Mr. T. Scott McIlhenny, Jr. became a member of the Compensation Committee in April 1997. Mr. McIlhenny did not take part in any decisions regarding determination of 1997 salaries or bonuses.

         The members of the Compensation Committee are:


                                C. Hunter Boll
                                David V. Harkins
                                Edward J. Mack
                                T. Scott McIlhenny, Jr.

                                PERFORMANCE GRAPH

         The following graph compares cumulative total stockholder return for the Company with a broad performance indicator, the Nasdaq Non-Financial Stock Index, and an industry index, the Wood Household Furniture Index, for the period from December 31, 1992 to December 31, 1997. The Common Stock began trading on the Nasdaq Small-Cap Market on November 10, 1992. In conjunction with a public offering, the Common Stock began trading on The Nasdaq Stock Market on July 1, 1993. In the graph below, the Company's data point for December 31, 1992 represents the average of the bid and ask prices for such day. The Company's data point for June 30, 1993 reflects the public offering price of $8.50 per share. The Company's data points for December 31, 1993, 1994, 1995, 1996 and 1997 reflect that day's closing price of the Common Stock on The Nasdaq Stock Market.

                                       12/31/92  6/30/93  12/31/93  12/31/94  12/31/95  12/31/96  12/31/97
Stanley Furniture                        100.00    94.44    148.61    111.11     88.89    220.83    309.72
Wood Household Furniture Index (2)       100.00   104.35    128.01     88.97    111.34    141.03    202.44
Nasdaq Non-Financial Stock Index (3)     100.00   103.92    115.46    111.02    154.73    188.02    220.65


(1) The graph shows the cumulative total return on $100 invested on December 31, 1992 in Common Stock or the specified index - including reinvestment of dividends.
(2) SIC Code 2511 Wood Household Furniture Index as prepared by Media General Financial Services, Inc. ("Media General"). At February 12, 1998, Media General reported that SIC Code 2511 consisted of: Ameriwood Industries International Corporation, Bassett Furniture Industries, Inc., Bush Industries, Inc., Chromcraft Revington, Inc., DMI Furniture, Inc., Ethan Allen Interiors Inc., Furniture Brands International, Inc., Ladd Furniture, Inc., Masco Corporation, Meadowcraft, Inc., O'Sullivan Industrial Holdings, Inc., Pulaski Furniture Corporation and Stanley Furniture Company, Inc.
(3) Nasdaq Non-Financial Stock Index prepared for The Nasdaq Stock Market by the Center for Research in Securities Prices at the University of Chicago.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company was a party to a Management Agreement, pursuant to which the Company's predecessors engaged the Lee Company for the purposes of providing them with substantial consulting services and management advisory services. The services under this Management Agreement were in the field of financial and strategic corporate planning and such other management areas as the parties mutually agreed. These services have included advice concerning strategic corporate planning, potential acquisitions and financial planning. The term of this Agreement began in September 1988 and terminated in November 1997. The Company paid the Lee Company $125,000 during 1997 in consideration for the services provided by the Lee Company under the Management Agreement. Management did not obtain bids from third parties for similar services before the Company entered into the Management Agreement.

         During 1997, the Company purchased 1,163,201 shares of its Common Stock from the Lee Fund and certain of its affiliates, including 1,050 and 123 shares from Mr. Harkins (and members of his family) and Mr. Boll, respectively. The aggregate purchase price was $25,330,025, of which $23,530 and $3,075 was received by Mr. Harkins (and members of his family) and Mr. Boll, respectively. See "Election of Directors-Directors Whose Terms Do Not Expire this Year," for a description of Mr. Harkins's positions with the Lee Company and affiliated entities, as well as their relationship with the Lee Fund. Mr. Boll is a Managing Director of the Lee Company and a Vice President of THL Advisors and Mezzanine II.

         On December 2, 1994, the Compensation Committee awarded Albert L. Prillaman a loan to acquire 50,000 shares under the Company's Executive Loan Plan, and Mr. Prillaman delivered a non-recourse promissory note payable to the Company. The promissory note bears interest at the rate of 7.6% per annum. One tenth of the principal amount plus accrued interest was due each December 31 until 1998 and the remaining principal was due January 2, 1999. Pursuant to this loan under the Executive Loan Plan, the accrued interest plus one tenth of the initial principal amount was forgiven by the Company each December 31 if Mr. Prillaman was still employed by the Company. In December 1996, the Company amended this loan to provide that one third of the remaining principal amount plus the accrued interest will be forgiven by the Company on December 31 in 1996 through 1998 if Mr. Prillaman is still employed by the Company. The principal amount outstanding under the note delivered by Mr. Prillaman was $266,667 on January 1, 1997 and $133,334 on March 12, 1998. Upon a "change of control" (as defined in the Executive Loan Plan) the entire principal amount plus accrued interest is forgiven. The Company has agreed to reimburse Mr. Prillaman for income taxes payable as a result of the forgiveness of interest and principal on the loan amount.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of March 12, 1998, by each stockholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, by each director and director nominee, by each of the Named Executive Officers and by all directors and executive officers as a group:

                                                                                       Amount and Nature      Percent
                               Name                                                 of Beneficial Ownership  of Class
                               ----                                                 -----------------------  --------
FMR Corp. (a)......................................................                        409,000 (a)        11.9%
Brinson Partners, Inc. and affiliated entities (b).................                        314,522 (b)         9.1%
Albert L. Prillaman (c)............................................                        306,342 (d)         8.3%
J.P. Morgan & Co. Incorporated (e).................................                        210,400 (e)         6.1%
U.S. Bancorp (f)...................................................                        202,507 (f)         5.9%
Bobby I. Hodges (c)................................................                         52,125 (g)         1.5%
C. William Cubberley, Jr. (c)......................................                         48,511 (h)         1.4%
Douglas I. Payne (c)...............................................                         33,285 (i)         1.0%
William A. Sibbick (c).............................................                         22,003 (j)         (k)
David V. Harkins (l)...............................................                            ---             ---
C. Hunter Boll (l).................................................                            ---             ---
Edward J. Mack (c).................................................                          3,116             (k)
T. Scott McIlhenny (c).............................................                          1,000             (k)
Thomas L. Millner (c)..............................................                            900             (k)
All directors and executive officers as a group (10 persons).......                        482,137 (m)        12.5%
------------------------

(a) The information concerning the shares beneficially owned by FMR Corp. is based upon the Schedule 13G/A dated March 10, 1998 filed by FMR Corp. together with Edward C. Johnson 3d, Chairman of FMR Corp., and Abigail P. Johnson, a director of FMR Corp. Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 409,000 shares of Common Stock as a result of acting as investment advisor to various investment companies (the "Funds"). The ownership of one investment company, Fidelity Low-Priced Stock Fund, amounted to 332,600 shares. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the Funds each has sole power to dispose of the 409,000 shares owned by the Funds. Neither Edward C. Johnson 3d nor FMR Corp. has sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Board of Trustees of each Fund. The principal business address of FMR Corp. and Fidelity Low-Priced Stock Fund is 82 Devonshire Street, Boston, Massachusetts 02109.
(b) The information with respect to Brinson Partners, Inc. ("BPI") is based upon the Schedule 13G dated February 11, 1998 filed by BPI together with Brinson Holdings, Inc. ("BHI"), SBC Holding (USA), Inc. ("SBCUSA") and Swiss Bank Corporation ("SBC"). The Schedule 13G indicates that BPI, BHI, SBCUSA and SBC share voting and dispositive power with respect to 310,881 shares and SBCUSA and SBC share voting and dispositive power with respect to an additional 3,641 shares. The principal business address of BPI and BHI is 209 South LaSalle, Chicago, Illinois 60604. The principal business address of SBCUSA is 222 Broadway, New York, New York 10038. The principal business address of SBC is Aeschenplatz 6 CH-4002, Basel, Switzerland.
(c) The business address for such persons is c/o Stanley Furniture Company, Inc., 1641 Fairystone Park Highway, Stanleytown, Virginia 24168.
(d) Includes 247,445 shares which could be acquired through the exercise of stock options and pursuant to the Executive Loan Plan.
(e) The information with respect to J.P. Morgan & Co. Incorporated ("J.P. Morgan") is based upon the Schedule 13G dated February 13, 1998. The
     Schedule 13G indicates that J.P. Morgan has sole voting power with respect to 176,600 shares and sole dispositive power with respect to 210,400 shares. The principal business address of J.P. Morgan is 60 Wall Street, New York, New York 10260.
(f) The information with respect to U.S. Bancorp is based upon the Schedule 13G dated February 9, 1998. The Schedule 13G indicates that U.S. Bancorp has sole voting power with respect to 201,907 shares, sole dispositive power with respect to 201,107 shares and shared dispositive power with respect to 500 shares. The principal business address of U.S. Bancorp is 601 2nd Ave. South, Minneapolis, Minnesota 55402-4302.
(g) Includes 43,364 shares which could be acquired through the exercise of stock options.
(h) Includes 43,998 shares which could be acquired through the exercise of stock options.
(i) Includes 31,920 shares which could be acquired through the exercise of stock options.
(j) Represents 22,003 shares which could be acquired through the exercise of stock options.
(k)  Less than 1%.
(l) The business address for such persons is c/o Thomas H. Lee Company, 75 State Street, Boston, Massachusetts 02109.
(m) Includes 402,856 shares which could be acquired through the exercise of stock options and pursuant to the Executive Loan Plan.

            PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO
                REQUIRE UNANIMOUS WRITTEN CONSENT OF STOCKHOLDERS

         The Board has unanimously approved, and recommends to the stockholders that they adopt, an amendment to the Company's Certificate of Incorporation to provide that any stockholder action taken without a meeting must be signed by all the stockholders entitled to vote thereon. The full text of the proposed amendment is attached to this Proxy Statement as Exhibit A, which stockholders are urged to read carefully. The proposal of this amendment, as well as the amendment discussed below, is not the result of any specific effort of which the Company is aware to accumulate Common Stock or to obtain control of the Company.

         Delaware corporate law authorizes stockholder action without a meeting by the written consent of the holders of outstanding stock having not less than the minimum number of votes necessary to take action at a meeting at which all shares entitled to vote thereon were present and voted, unless the corporation's certificate of incorporation provides otherwise. The effect of the proposed amendment would be that any stockholder action taken without a meeting must be approved by the signed written consent of all of the stockholders entitled to vote on such action. Consequently, the holders of less than all of the voting power of the Common Stock could not use the written consent procedure to take stockholder action without advising or consulting with all other stockholders. Providing for unanimous written consent of the stockholders is consistent with general corporate practice and ensures that all stockholders will have notice of and the ability to vote upon any action required to be taken, or which may be taken, at an annual or special meeting of stockholders.

         The proposed amendment could discourage or make more difficult (i) an acquisition of the Company, through merger, consolidation or other business combination, even those which some stockholders may deem to be in their best interests, or (ii) the assumption of control by a principal stockholder, and thus to make the removal of incumbent management more difficult. However, the requirement of unanimous stockholder action by written consent would give all stockholders of the Company, entitled to vote on a particular matter, notice of and the opportunity to participate in the determination of any proposed action on such matter, and the chance to take action to protect their interests.

         The affirmative vote of a majority of the outstanding shares of Common Stock is required to adopt the proposed amendment to the Company's Certificate of Incorporation. The Board unanimously recommends a vote "FOR" approval of this proposed amendment.


            PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO
             REQUIRE TWO-THIRDS VOTE TO APPROVE CERTAIN TRANSACTIONS

         The Board has unanimously approved, and recommends to the stockholders that they adopt, an amendment to the Company's Certificate of Incorporation to require the affirmative vote of at least 66-2/3% of the outstanding shares entitled to vote to approve Fundamental Corporate Transactions (as defined below) and to amend, alter or delete from the Certificate of Incorporation the foregoing voting requirements. Fundamental Corporate Transactions are proposals
(i) to sell all or substantially all the Company's property and assets; (ii) to dissolve or liquidate the Company; (iii) to merge or consolidate the Company. The full text of the proposed amendment is attached to this Proxy Statement as Exhibit B, which stockholders are urged to read carefully.

         Delaware corporate law provides that these transactions require the approval of the holders of a majority of the outstanding shares of the corporation entitled to vote, unless the certificate of incorporation requires otherwise. The effect of the proposed amendment will be to make it more difficult to engage in any Fundamental Corporate Transaction since such transactions must be approved by at least 66-2/3% of the outstanding shares entitled to vote thereon. The Board believes that Fundamental Corporate Transactions should only be approved with broad support from the stockholders. It should be noted that the proposed amendment will apply to every Fundamental
Corporate   Transaction,   whether  or  not  approved  and
recommended to the stockholders by the Company's Board of Directors. However, the Board of Directors believes that corporations generally are able to obtain the affirmative vote by holders of at least two-thirds of shares entitled to vote in situations in which such transactions are approved and recommended by the board of directors.

         The proposed amendment could discourage or make more difficult (i) an acquisition of the Company through merger, consolidation or other business combination, even those which some stockholders may deem to be in their best interests, or (ii) the assumption of control by a principal stockholder, and thus to make the removal of incumbent management more difficult. The Board of Directors does not presently contemplate recommending the adoption of any further amendments to the Certificate of Incorporation, other than those set forth in this proxy statement, which would affect the ability of third parties to acquire control of the Company.

         The affirmative vote of a majority of the outstanding shares of Common Stock is required to adopt the proposed amendment to the Company's Certificate of Incorporation. The Board unanimously recommends a vote "FOR" approval of this proposed amendment.


                          RATIFICATION OF SELECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors selected the firm of Coopers & Lybrand L.L.P. as independent public accountants for the Company for 1998, subject to ratification by the stockholders. Action by stockholders is not required by law in the selection of independent public accountants, but their selection is submitted by the Board in order to give the stockholders an opportunity to ratify the Board's selection. If the stockholders do not ratify the selection of Coopers & Lybrand L.L.P., the Board of Directors will reconsider the selection of independent public accountants. Unless otherwise specified, shares represented by proxies will be voted for the ratification of the selection of Coopers & Lybrand L.L.P., as independent public accountants for 1998.

         Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.


                                 OTHER BUSINESS

         Management knows of no other business which will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the persons named in the accompanying proxy will vote such proxy at their discretion.


                             ADDITIONAL INFORMATION

         Voting Procedures. Votes will be tabulated by one or more Inspectors of Elections. Except for the election of directors, approval of the matters to be considered at the meeting will require the affirmative vote of the holders of at least a majority of the shares of outstanding Common Stock represented at the meeting, unless otherwise indicated. If a stockholder, present in person or by proxy, abstains on any matter, the stockholder's shares will not be voted on such matter. Thus an abstention from voting on a matter has the same legal effect as a vote "against" the matter, even though the stockholder may interpret such action differently. With respect to the election of directors, the two nominees in the class which term ends in 2001 receiving the greatest number of votes cast for the election of directors will be elected.

         A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the meeting. Shares for which the holder has elected to abstain or to withhold the proxies' authority to vote on a matter will count toward a quorum. "Broker non-votes" will not count toward a quorum and will not be voted on any matter to be considered at the meeting.

         Stockholder Proposals for 1999 Annual Meeting. Any stockholder desiring to present a proposal to the stockholders at the 1999 Annual Meeting and who desires that such proposal be included in the Company's proxy statement and proxy card relating to that meeting, must transmit such to the Secretary of the Company so that it is received at the Company's principal executive offices on or before November 19, 1998. All such proposals should be in compliance with applicable Securities and Exchange Commission regulations.


                                By Order of the Board of Directors,

                                Douglas I. Payne
                                Secretary


March 19, 1998

                                                                       EXHIBIT A


         Article SIXTH of the Certificate of Incorporation of the Corporation is hereby amended by inserting the following as a new paragraph 6:

                  6. Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by all the stockholders entitled to vote thereon.

                                                                       EXHIBIT B


         Article SIXTH of the Certificate of Incorporation of the Corporation is hereby amended by inserting the following as a new paragraph 7:


                  7. As to the following matters, the affirmative vote of 66-2/3% of the shares entitled to vote shall be required to approve any proposed stockholder action which otherwise requires stockholder approval under the Delaware General Corporation Law: (a) to sell, exchange, transfer or otherwise dispose of all or substantially all of the Corporation's property and assets; (b) to dissolve or liquidate the Corporation; (c) to merge or consolidate the Corporation with or into another corporation; or (d) to amend, alter or delete from the Certificate of Incorporation this paragraph 7 of Article SIXTH.

REVOCABLE PROXY
                         STANLEY FURNITURE COMPANY, INC.

                 Annual Meeting of Stockholders - April 30, 1998
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Douglas I. Payne and David W. Robertson and either of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Common Stock of Stanley Furniture Company, Inc. (the "Company") held of record by the undersigned on March 12, 1998, at the Annual Meeting of Stockholders to be held April 30, 1998, and at any adjournment thereof.

(1)  Election of directors for three-year term ending 2001.
     [ ] FOR all nominees listed below (except as indicated otherwise  [ ] WITHHOLD AUTHORITY to vote for all nominees listed
         below)                                                            below
    NOMINEES:     Edward J. Mack and Thomas L. Millner
    INSTRUCTIONS:  To withhold authority to vote for any individual nominee, write such nominee's name in the space provided below.

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(2)  Approval of proposed amendment to require unanimous written consent of stockholders.
              [ ] FOR                                [ ] AGAINST                             [ ] ABSTAIN

(3)  Approval of proposed amendment to require two-thirds vote to approve certain transactions.
              [ ] FOR                                [ ] AGAINST                             [ ] ABSTAIN

(4) Ratification of the selection of Coopers & Lybrand L.L.P. as independent public accountants of the Company for 1998.
              [ ] FOR                                [ ] AGAINST                             [ ] ABSTAIN

(5) In their discretion the proxies are authorized to vote upon such other matters as may come before the meeting or any adjournment thereof.

     All as more particularly described in the Company's Proxy Statement for the Annual Meeting of Stockholders to be held on April 30, 1998, receipt of which is hereby acknowledged.

                          (Continued and to be dated and signed on reverse side)
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


                          (continued from reverse side)

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. IF NO CHOICE IS SPECIFIED BY THE STOCKHOLDER, THIS PROXY WILL BE VOTED "FOR" ALL PORTIONS OF ITEMS (1), (2), (3) AND (4), AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

     The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.


                                        Please  date  this  Proxy  Card and sign
                                        your name exactly as it appears  hereon.
                                        Where there is more than one owner, each
                                        should   sign.   When   signing   as  an
                                        attorney,    administrator,    executor,
                                        guardian  or  trustee,  please  add your
                                        title  as  such.   If   executed   by  a
                                        corporation,  this Proxy Card  should be
                                        signed by a duly authorized  officer. If
                                        executed by a  partnership,  please sign
                                        in   partnership   name  by   authorized
                                        persons.

                                        Dated ___________________________, 1998.

                                        ----------------------------------------

                                        ----------------------------------------

                                        Please  promptly  mark,  sign,  and mail
                                        this   Proxy   Card   in  the   enclosed
                                        envelope. No postage is required.